Exhibit (16)(b)

                          RAINIER INVESTMENT MANAGEMENT

                                 CODE OF ETHICS

                          (Last Revised September 2000)

I.   INSIDER TRADING POLICY STATEMENTS AND COMPLIANCE PROCEDURES

     A.   BACKGROUND

          Federal and state laws prohibit Rainier Investment Management, Inc. (the "Adviser"), its principals and its employees from purchasing or selling any publicly-traded stock, bond, option or other security on the basis of material, nonpublic information (I.E., insider trading). In addition, the Adviser, its principals and its employees have a fiduciary obligation to the Adviser's clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the Adviser or such persons by the Adviser's clients. Finally, because the Adviser, its principals and its employees are fiduciaries to the Adviser's clients, the Adviser and such persons must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Adviser or such persons and the interests of the Adviser's clients. To ensure that insider trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Adviser has adopted the policies and procedures set forth in this Section I and in Section II.

     B.   INSIDER TRADING DEFINED

          The term "insider trading" is generally used to refer to (i) a person's use of material, nonpublic information in connection with transactions in securities and (ii) certain communications of material, nonpublic information.

          The laws concerning insider trading generally prohibit:

          * The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

          * The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or

          * The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

          2. WHO IS AN INSIDER? The concept of "insider" is broad. It includes officers, directors, employees and majority shareholders of a company or other entity. In addition, a person can be considered a "temporary insider" of a company or other entity if he or she enters into a confidential relationship in
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the conduct of the  company's  or entity's  affairs  and, as a result,  is given access to information that is intended to be used solely for such company's or entity's purposes. A temporary insider can include, among others, an entity's attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations.

          3. WHAT IS MATERIAL INFORMATION? Trading on inside information is not a basis for liability unless the information is "material." "Material" information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to a company's business, it can be significant market information. For example, a reporter for THE WALL STREET JOURNAL was found criminally liable for disclosing to others the dates on which reports on various companies would appear in THE WALL STREET JOURNAL and whether or not those reports would be favorable.

          4. WHAT IS NONPUBLIC INFORMATION? Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or another publication of general circulation is considered public. Market rumors are not considered public information.

     C.   PENALTIES FOR INSIDER TRADING

          Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

          *    civil injunctions;

          *    disgorgement of profits;

          *    jail sentences;

          * fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and

          * fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

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          In  addition,  any  violation  of the  procedures  set  forth  in this
Compliance Manual can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

     D.   POLICY STATEMENT REGARDING INSIDER TRADING

          The Adviser expects that each of the principals and employees of the Adviser will obey the law and not trade on the basis of material, nonpublic information. In addition, the Adviser discourages the principals and employees of the Adviser from seeking or knowingly obtaining material nonpublic information. The Adviser also prohibits each of its principals and employees from serving as an officer or director of a company having Publicly-Traded Securities (as hereinafter defined).

     E.   PROCEDURES TO PREVENT INSIDER TRADING

          Because the Adviser does not have an investment banking division or affiliate and because the Adviser prohibits its principals and employees from serving as officers or directors of a company having Publicly-Traded Securities, the Adviser does not anticipate the principals or employees of the Adviser routinely being in receipt of material, nonpublic information. However, such persons may from time to time receive such information. If any such person receives any information which may constitute such material, nonpublic information, such person (i) should not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a personal account or a client account and (ii) should not communicate such information to any other person (other than the Compliance Officer). UNDER NO CIRCUMSTANCES SHOULD SUCH INFORMATION BE SHARED WITH ANY PERSONS NOT EMPLOYED BY THE ADVISER, INCLUDING FAMILY MEMBERS AND FRIENDS. Each principal and employee of the Adviser contacting an issuer or analyst should identify himself as associated with the Adviser and identify the Adviser as an investment management firm, and, after the conversation, make a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where such person identified himself as associated with the Adviser).

     F.   DEFINITION OF PUBLICLY-TRADED SECURITIES.

          "Publicly-Traded Securities" means any (a) equity or debt instrument traded on an exchange, through the Nasdaq Market or through the "pink sheets,"
(b) options to purchase or sell such equity or debt instrument, (c) index stock or bond group options that include such equity or debt instrument, (d) futures contracts on stock or bond groups that include such equity or debt instrument, and (e) any option on such futures contracts; provided that Publicly-Traded Securities shall not include (1) equity securities issued by mutual funds (other than mutual funds for which the Adviser acts as an adviser or sub-adviser), and
(2) certificates of deposit, U.S. Treasury bills and other U.S. Government-issued debt instruments.

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II.  PERSONAL TRADING POLICY STATEMENTS AND PROCEDURES

     A. FIDUCIARY DUTY TO AVOID CONFLICTS OF INTEREST BETWEEN CLIENT ACCOUNTS AND PERSONAL ACCOUNTS.

          As noted above, because the Adviser and each of its principals and employees is a fiduciary to the Adviser's clients, such persons must avoid actual and apparent conflicts of interest with the Adviser's clients. In any situation where the potential for conflict exists, the client's interest must take precedence over personal interests. If there is any doubt, resolve the matter in the client's favor.

          If both a principal or an employee of the Adviser and a client of the Adviser are engaging in transactions involving a Publicly-Traded Security an actual or apparent conflict of interest could arise. In those cases, transactions for client accounts must take precedence over transactions for Personal Accounts (as hereinafter defined).

     B.   PERSONAL ACCOUNT DEFINED.

          The "Personal Account" of a principal or an employee of the Adviser shall include each and every account (other than an account for the benefit of any of the Adviser's clients) for which such person influences or controls investment decisions. An account for the benefit of any of the following will be presumed to be a "personal account" unless the Adviser agrees in writing with such person otherwise.

          *    An employee or principal of the Adviser;

          *    The spouse of an employee or principal;

          * Any child under the age of 22 of an employee or principal, whether or not residing with the employee or principal;

          * Any other dependent of an employee or principal residing in the same household with the employee or principal; and

          * Any other account in which an employee or principal has a beneficial interest. For example, an account for a trust, estate, partnership or closely held corporation in which the employee or principal has a beneficial interest.

     C.   POLICY STATEMENT REGARDING TRADING FOR PERSONAL ACCOUNTS.

          The Adviser recognizes that the personal investment transactions of the principals and employees of the Adviser demand the application of a high code of ethics. Consequently, the Adviser requires that all personal investment transactions be carried out in a manner that does not endanger the interest of any client or create any apparent or actual conflict of interest between the Adviser or its principals or employees, on the one hand, and the client, on the other hand. At the same the Adviser believes that if investment goals are similar for clients, principals and employees, it is logical and even desirable that there be a common ownership of some securities.

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          1. TRADING PROCEDURES. In order to implement the policy of the Adviser regarding trading by principals and employees for their Personal Accounts, the Adviser has established procedures described in Section IV of the CODE OF ETHICS
FOR  RAINIER  INVESTMENT   MANAGEMENT  MUTUAL  FUNDS,  which  prohibits  certain
purchases and sales of securities.

          2. PROHIBITION ON "HOT" NEW ISSUES PURCHASES. Principals and employees of the Adviser are prohibited from buying "hot" new issues. "Hot" new issues are defined as initial public offerings of securities, which later sell at a premium in the secondary market. This prohibition does not apply to purchases of "hot" new issues after they begin trading in the secondary market.

          3. REPORTS OF PERSONAL HOLDINGS AND TRANSACTIONS. In order for the Adviser to monitor compliance with its insider trading and conflict of interest policies and procedures, each principal and employee of the Adviser shall submit an Initial Holdings Report, Annual Holdings Reports and Quarterly Transaction Reports, as applicable and as required under Section VI of the CODE OF ETHICS FOR RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS.

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